Exhibit 99.1
NaviSite Reports First Quarter Fiscal Year 2009 Financial Results
Enterprise Hosting Revenue increases 16% Year-over-Year
EBITDA increases 24% Year-over-Year
Andover, MA. December 17, 2008 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of enterprise hosting solutions and application services, today reported revised financial results for the first quarter of fiscal year 2009 that ended on October 31, 2008. This press release restates the December 9, 2008 earnings press release issued by the Company with certain matters corrected.
•	Total revenue for the quarter ended on October 31, 2008 was $39.9 million, representing a year-over-year increase of 10% and sequential decrease of 1% due to an anticipated decrease in our professional services revenue in the quarter
•	Enterprise Hosting revenue which includes the recurring portion of Application Services revenue was $35.4 million for the first quarter representing a year-over-year increase of 16% and a sequential increase of 2.5%
•	EBITDA, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges (“EBITDA”), for the first quarter was $8.6 million representing a year-over-year increase of 24%. Sequentially, excluding the one-time gain of $1.6 million in the fourth quarter of fiscal year 2008, EBITDA was consistent with the prior quarter.
•	Income from operations for the first quarter was $0.5 million representing a 99% year-over- year increase
•	Net loss attributable to common stockholders for the first quarter was $3.3 million, or $0.09 per share, representing a reduction of 30% from the loss of $4.8 million reported in the first quarter of fiscal year 2008
•	Cash provided from operating activities for the first quarter was $9.5 million, an increase of $9.4 million from the first quarter of fiscal year 2008
“The modest sequential growth of our Enterprise Hosting business this quarter resulted from minor delays in the implementations of some of our larger customers.” said Arthur Becker, Chief Executive Officer of NaviSite. “Despite the economic climate this quarter, bookings for Enterprise Hosting were only fractionally lower than our seasonally adjusted expectations and margins from our Hosting practice grew—overcoming the lower margins from our professional services practice.”
Quarterly Business Highlights
•	Booked approximately $0.6 million of new monthly recurring hosting revenue (MRR) in the first quarter of fiscal year 2009, consistent with the $0.7 million booked in the first quarter of fiscal year 2008
•	Signed $13.4 million of total hosting contract value with an average contract term of 23 months during the first quarter for recurring applications services and enterprise hosting business
•	Signed professional services contracts with a total value of $2.3 million during the first quarter of fiscal year 2009 compared to $3.8 million in the first quarter of fiscal year 2008 and $4.2 million in the prior quarter
•	Customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate from our overall active customer pool, was 1.4% per month during the quarter compared to 1.2% in the prior quarter and 2.5% a year ago. The quarter’s churn reflects the loss of one significant customer as a result of the acquisition of the customer by merger earlier in the year
Guidance: Added
We project hosting revenue for the second quarter of fiscal year 2009 to be between $35.0 and $36.0 million and project total revenue to be between $37.0 and $38.0 million. EBITDA, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges, is projected to be between $8.2 and $8.8 million for the second quarter of fiscal year 2009.

EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment costs, stock-based compensation, severance, discontinued operations, and other non-operational charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the condensed consolidated financial statements in this release. The Company believes that using EBITDA as a performance measure, together with net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite
NaviSite is a leading provider of enterprise hosting and application solutions. Customers depend on NaviSite for managed application services, application development, implementation and management on its web infrastructure platforms in 16 state-of-the-art data centers supported by more than 650 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com.
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This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions and changes in economic conditions; NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.

NaviSite Financial Tables

Net Income to EBITDA Reconciliation

	For the Three Months Ended
	October 31, 2008	October 31, 2007
	Unaudited
	(In thousands)

Net loss, as reported	$(2,547)	$(4,370)

Depreciation	4,037	2,669
Interest income/expense, net	3,040	2,543
Income taxes	499	413
Amortization	1,838	1,718

EBITDA	6,867	2,973

Stock based compensation	969	1,237
Severance	531	162
Discontinued operations	17	314
Loss on debt extinguishment	—	1,651
Transaction fees and integration costs	228	562

EBITDA (excludes impairment costs, stock based compensation, severance, loss on debt extinguishment and transaction fees and integration costs)	$8,612	$6,899

NaviSite Financial Tables

Condensed Consolidated Statements of Operations

	For the Three Months Ended
	October 31, 2008	October 31, 2007
	Unaudited
	(In thousands, except per share amounts)

Revenue	$39,778	$36,032
Revenue, related parties	83	75

Total revenue	39,861	36,107

Cost of revenue, excluding stock compensation, restructuring, depreciation and amortization	21,352	20,302
Depreciation and amortization	5,703	4,187
Stock compensation	379	556
Restructuring charge	214	—

Cost of revenue	27,648	25,045

Gross profit	12,213	11,062

Operating expenses:
Selling and marketing, excluding stock compensation and restructuring	5,258	4,912
General and administrative, excluding stock compensation, restructuring and transaction fees	5,331	5,104
Stock compensation	590	681
Restructuring charge	262	—
Transaction fees	224	89

Total operating expenses	11,665	10,786

Income from operations	548	276

Other income (expense):
Interest income	4	114
Interest expense	(3,044)	(2,657)
Loss on debt extinguishment	—	(1,651)
Other income (expense), net	461	275

Loss from continuing operations before income taxes and discontinued operations	(2,031)	(3,643)

Income taxes	(499)	(413)

Loss from continuing operations before discontinued operations	(2,530)	(4,056)

Discontinued operations, net of income taxes	(17)	(314)

Net loss	(2,547)	(4,370)

Accretion of preferred stock dividends	(802)	(384)

Net loss attributable to common stockholders	$(3,349)	$(4,754)

Basic and diluted net loss per common share:

Loss from continuing operations before discontinued operations available to common shareholders	$(0.09)	$(0.13)
Loss from discontinued operations, net of income taxes	(0.00)	(0.01)

Net loss attributable to common stockholders	$(0.09)	$(0.14)

Basic and diluted weighted average number of common shares outstanding	35,344	33,917

NaviSite Financial Tables

Condensed Consolidated Balance Sheets

	October 31, 2008	July 31, 2008
	Unaudited
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$5,020	$3,261
Accounts receivable, less allowance for doubtful accounts of $999 and $897 at October 31, 2008 and July 31, 2008, respectively	20,777	18,927
Unbilled accounts receivable	1,596	1,711
Prepaid expenses and other current assets	7,923	11,557

Total current assets	35,316	35,456

Non-current assets	137,476	140,257

Total assets	$172,792	$175,713

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$4,792	$6,100
Capital lease obligations, current portion	3,271	3,166
Accounts payable	8,343	7,033
Accrued expenses, deferred revenue, deferred other income and customer deposits	19,721	17,499

Total current liabilities	36,127	33,798

Total non-current liabilities	130,393	133,158

Total liabilities	166,520	166,956

Preferred stock	28,331	27,529

Total stockholders’ equity (deficit)	(22,059)	(18,772)

Total liabilities and stockholders’ equity (deficit)	$172,792	$175,713

NaviSite Financial Tables

Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	October 31, 2008	October 31, 2007
	Unaudited
	(In thousands)

Net cash provided by operating activities	$9,537	$85

Net cash used for investing activities	(3,737)	(25,422)

Net cash provided by (used for) financing activities	(3,854)	19,401

Net cash provided by (used for) discontinued operations	12	(286)

Effect of exchange rate changes on cash	(199)	—

Net increase (decrease) in cash	1,759	(6,222)

Cash and cash equivalents, beginning of period	3,261	11,701

Cash and cash equivalents, end of period	$5,020	$5,479